Exhibit 23.2

18012 Sky Park Circle, Suite 200 Irvine, California 92614 tel 949-852-1600 fax 949-852-1606 www.rjicpas.com

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 21, 2021 with respect to the consolidated financial statements of Integrated Media Technology Limited and subsidiaries as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019, included in the Annual Report on Form 20-F for the year ended December 31, 2021 which is incorporated by reference in this Registration Statement on Form S-8.

We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Ramirez Jimenez International CPAs
Ramirez Jimenez International CPAs

Irvine, California

August 17, 2022